MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421

                          ----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2006

                          ----------------------------

     The Annual Meeting of Stockholders of MacroChem Corporation ("MacroChem" or the "Company"), a Delaware corporation, will be held on Thursday, May 18, 2006 at 10:00 a.m. at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

     1. To elect seven members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the appointment of Vitale, Caturano & Company, Ltd. as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006.

     3. To approve a proposal to amend the Company's 2001 Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan by 1,250,000.

     4.   To transact other business properly coming before the meeting.

     Stockholders owning shares of MacroChem common stock at the close of business on April 7, 2006 are entitled to attend and vote at the meeting.

     We hope that all stockholders will be able to attend the meeting. To assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the meeting. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person.

                                             By Order of the Board of Directors,


                                             Glenn E. Deegan, Esq.
                                             VICE PRESIDENT, GENERAL COUNSEL AND
                                             SECRETARY
Lexington, Massachusetts
April 19, 2006

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2006

     The enclosed proxy is solicited by the Board of Directors of MacroChem Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 18, 2006, and at any adjournment thereof.

     The Company's Annual Report on Form 10-K for the year ended December 31, 2005 is being mailed together with this Proxy Statement to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy card were first mailed to stockholders on or about April 19, 2006.

     On December 30, 2005 we implemented a 1-for-7 reverse stock split of our common stock and on February 9, 2006 we implemented a subsequent 1-for-6 reverse stock split of our common stock. Unless otherwise noted, data used throughout this Proxy Statement has been adjusted to reflect these reverse splits.

     Stockholders of record at the close of business on April 7, 2006 will be entitled to vote at the meeting. On that date, 996,909 shares of common stock of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. In addition, as of April 7, 2006, 825.5 shares of our Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") were issued and outstanding. The Series C Preferred Stock is convertible into shares of common stock and votes together with the common stock on an as-if-converted to common stock basis. Unless a holder of Series C Preferred Stock elects otherwise, its ability to convert its Series C Preferred Stock into common stock or to vote on an as-if-converted to common stock basis is restricted to the extent that such conversion would result in the holder owning more than 4.95% of our issued and outstanding common stock or voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of our issued and outstanding common stock. Three holders of our Series C Preferred Stock have elected not to be governed by these restrictions, although we have entered into an agreement with one such holder whereby that holder's ability to convert or vote its shares of Series C Preferred Stock will be subject to a beneficial ownership cap of 9.95% instead of 4.95%. Consequently, giving effect to the beneficial ownership cap restrictions, the Series C Preferred Stock issued and outstanding as of April 7, 2006 is convertible into 4,057,882 shares of common stock and the holders of the Series C Preferred Stock vote on an as-converted basis with the holders of our common stock. The Company has no other voting securities.

     Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke a proxy at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Company's Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Vitale, Caturano & Company, Ltd. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006, the approval of an amendment to the Company's 2001 Incentive Plan to increase the number of shares of common stock available for issuance under the Incentive Plan by 1,250,000, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, facsimile, or personal calls.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The seven nominees for election as Directors at the meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Company.

     The election inspectors will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the authority to vote on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1, 2 and 3.


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

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at seven. The seven Directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2007 and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     All of the nominees are currently Directors: Dr. John L. Zabriskie, Robert
J. DeLuccia, Dr. Michael A. Davis, Jeffrey B. Davis, Paul S. Echenberg, Howard
S. Fischer and Peter G. Martin. The following table and subsequent biographies set forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Company:

                NAME               AGE             POSITION WITH MACROCHEM
-----------------------------     -----    ----------------------------------------------------
John L. Zabriskie, Ph.D.           66      Chairman of the Board of Directors
Robert J. DeLuccia                 60      President, Chief Executive Officer and Vice Chairman
                                           of the Board of Directors
Michael A. Davis, M.D., Sc.D.      64      Director
Jeffrey B. Davis                   42      Director
Paul S. Echenberg                  62      Director
Howard S. Fischer                  43      Director
Peter G. Martin                    57      Director

-----------------------------------------------------------------------------------------------

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Company:

     JOHN L. ZABRISKIE, PH.D., has served as a Director of MacroChem since 2000 and was elected Chairman of the Board of Directors in 2001. Since 2001, he has been a co-founder and Director of PureTech Ventures, LLC. From 1997 to 2000, he was Chairman, President and Chief Executive Officer of NEN Life Science Products, which was sold to Perkin Elmer. In 1994, Dr. Zabriskie became Chairman, President and Chief Executive Officer of Upjohn; he was responsible for Upjohn's merger with Pharmacia, and became Chief Executive Officer of the merged company. Before his appointment at Upjohn, he spent nearly 30 years with Merck & Company, rising to Executive Vice President and President of Merck Manufacturing Division. He is a member of the Board of Directors of PureTech Ventures, LLC (since 2000) and the following publicly traded companies: Array Biopharma (since 2001) and Kellogg Company (since 1995). Dr. Zabriskie received a B.S. in chemistry from Dartmouth College and a Ph.D. in organic chemistry from the University of Rochester.

     ROBERT J. DELUCCIA has served as our President and Chief Executive Officer and Vice Chairman of the Board of Directors since June 2003 and as a Director since 2000. From 1998 to 1999, Mr. DeLuccia served as President and Chief Executive Officer of Immunomedics, Inc., a Nasdaq-listed biopharmaceutical company focused on the development and commercialization of antibody diagnostic imaging and therapeutic products for cancer and infectious diseases. Prior to Immunomedics, he was President of Sterling Winthrop Pharmaceuticals, the U.S. subsidiary of Sanofi (now Sanofi-Aventis). Mr. DeLuccia began his career as a pharmaceutical sales representative for Pfizer and progressed to Vice President Marketing and Sales Operations for Pfizer's Roerig Division. He is also a member of the board of directors of IBEX Technologies, a publicly traded (TSX) pharmaceutical company specializing in the development of biological markers for diagnosis, monitoring and treatment of cancer and arthritis, and TOPIGEN Pharmaceuticals, Inc., a privately held biopharmaceutical company and developer of anti-inflammatory respiratory products. Mr. DeLuccia holds both a B.S. and an M.B.A. in marketing from Iona College.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of MacroChem since 1997 and provided medical and pharmaceutical consulting services to MacroChem from 1991 to 2003. He currently is Medical Director of E-Z-EM, Inc., a public company engaged in supplying oral radiographic contrast media and medical devices. Dr. Davis served as a Director of E-Z-EM from 1995 to 2004 and currently holds the designation of Director Emeritus. In November of 2004 he was elected a Director and Chairman of the Executive Committee of OmniCorder Technologies, Inc. (renamed Advanced BioPhotonics, Inc.), a public company engaged in infrared imaging of perfusion. In January 2006, he was appointed Research Professor of Radiology at SUNY/Stony Brook. From 1980 to 2002, Dr. Davis was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research at the University of Massachusetts Medical School. From 1986 to 2002, he was Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. From 1982 to 1997, Dr. Davis was Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine. In addition, from February to November 1999 he was President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc., a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. From February 1999 to March 2003, Dr. Davis served as a Director of both Amerimmune Pharmaceuticals, Inc. and Amerimmune Inc. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

     JEFFREY B. DAVIS has served as a Director of MacroChem since 2005. Since 1997, Mr. Davis has been president of SCO Securities LLC. Prior to joining SCO Securities LLC, from 1995 to 1997, Mr. Davis served as senior vice president and chief financial officer of HemaSure, Inc., a publicly traded development stage healthcare technology company. From 1990 to 1995, he was vice president, corporate finance, at Deutsche Morgan Grenfell, both in the U.S. and Europe. Prior to that, he served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff, and he was involved in marketing and product management at Philips Medical Systems North America. Mr. Davis served previously on the board of Bioenvision, Inc. (Nasdaq: BIVN) and currently is a member of the board of directors of Virium Pharmaceuticals, Inc. and Access Pharmaceuticals, Inc., private biotechnology companies. Mr. Davis was initially elected to the Board of Directors as the designee of SCO Capital Partners LLC, who purchased three hundred shares of our Series C Cumulative Convertible Preferred Stock in a private placement closing in December 2005 and February 2006. SCO Capital Partners LLC has the right to designate two individuals to serve on our board of directors for as long as at least 20% of the shares of Series C Preferred Stock issued in that private placement remain outstanding. Mr. Davis holds a BS in biomedical engineering from Boston University and an MBA degree from The Wharton School, University of Pennsylvania.

     PAUL S. ECHENBERG has served as a Director of MacroChem since 2000. Since 1997, he has been the President and Chief Executive Officer of Schroders & Associates Canada, Inc. and a director of Schroder Ventures Limited. These firms provide merchant banking advisory services to a number of Canadian buy-out funds. He is a director of the following publicly traded companies: E-Z-EM, Inc., AngioDynamics, Inc. and Benvest Capital Inc., a merchant bank that he co-founded. From 1989 to the present, Mr. Echenberg has also served as President of Eckvest Equity, Inc., a private merchant bank providing consulting and personal investment services that he founded. From 1970 to 1989, he was President and Chief Executive Officer of Twinpak, Inc., a manufacturer of plastic packaging, and from 1982 to 1989 he was Executive Vice President of CB Pak, Inc., a publicly traded plastic, glass and packaging company. Mr. Echenberg received a B.Sc. from McGill University and an M.B.A. from Harvard Business School.

     HOWARD S. FISCHER has served as a Director of MacroChem since 2005. Since December 2005, Mr. Fischer has been a Managing Director of SCO Securities LLC. Prior to that, from January 2005 to September 2005 he was an investment manager and research analyst for Silverback Asset Management's life sciences fund. From 2001 to 2004, he was President of an independent healthcare advisory business, providing consulting services to a number of venture capital firms and their portfolio companies, private equity groups and public and private corporations; in addition, he served as a valuation expert in arbitration proceedings. From 1997 to 2001 Mr. Fischer was Executive Director at UBS/PaineWebber Global Healthcare Investment Banking and a Director at Prudential Securities Healthcare Investment Banking. He began his investment banking career at Furman Selz LLC in 1986. Mr. Fischer was initially elected to the Board of Directors as the designee of SCO Capital Partners LLC, who purchased three hundred shares of our Series C Cumulative Convertible Preferred Stock in a private placement closing in December 2005 and February 2006. SCO Capital Partners LLC has the right to designate two individuals to serve on our board of directors for as long as at least 20% of the shares of Series C Preferred Stock issued in that private placement remain outstanding. Mr. Fischer holds an MBA from the University of Chicago's Graduate School of Business and a BS degree from the Wharton School, University of Pennsylvania.

     PETER G. MARTIN has served as a Director of MacroChem since 1995. Since 1990, Mr. Martin has been an independent investment banker and venture capitalist and currently an advisor to Enzo Biochem. Prior to 1990, he was a commercial banker. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased one million shares of our Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of MacroChem. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD AND ITS COMMITTEES

BOARD MEETINGS

     The Board of Directors held twenty one (21) meetings during 2005. All of the Company's Directors attended at least 75 percent of the 2005 meetings of the Board of Directors that they were eligible to attend and of those committees that they were eligible to attend. In addition, all members of the Company's Board of Directors attended the 2005 Annual Meeting of Stockholders. Although the Company has no formal policies regarding director attendance at annual meetings, it does expect all members of the Board of Directors to attend the 2006 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

     There are three standing committees of the Board of Directors: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

     Mr. Martin (Chairman), Dr. Davis and Mr. Echenberg serve as members of the Audit Committee, which was established to assist the Board of Directors by (1) reviewing our financial results and recommending the selection of our independent registered public accounting firm; (2) reviewing the effectiveness, quality and integrity of our accounting policies and practices, financial reporting and internal controls; and (3) reviewing the scope of the audit, the fees charged by the independent registered public accounting firm and any transactions which may involve a potential conflict of interest. The Board of Directors has determined that Mr. Echenberg is the "audit committee financial expert." Each member of the Audit Committee is an independent director as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15) and as required by the established criteria of the SEC. The Audit Committee met four times during 2005.

COMPENSATION COMMITTEE

     Dr. Davis (Chairman), Mr. Davis and Dr. Zabriskie serve on the Company's Compensation Committee. The Compensation Committee was established for the purposes of (i) determining the compensation of the Company's executive officers, (ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met six times during 2005.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Mr. Echenberg (Chairman), Dr. Zabriskie, Dr. Davis and Mr. Martin serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was established on May 6, 2004, and its charter is available on the Company's website at WWW.MACROCHEM.COM. Prior to the formation of the Nominating and Corporate Governance Committee, its functions were carried out by the independent directors of the Board. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders and
(iii) to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Company does not currently pay any third party a fee to assist in the process of identifying and evaluating candidates for director. The Company has not received any nominees for director from a stockholder or stockholder group that beneficially owns more than 5% of the Company's common stock. SCO Capital Partners LLC, a stockholder that beneficially owns more than 5% of the Company's Series C Preferred Stock, has the right, pursuant to the amended and restated securities purchase agreement entered into in connection with the private placement of our Series C Preferred Stock that closed in December 2005 and February 2006, to designate two individuals to serve on our board of directors for as long as at least 20% of the shares of Series C Preferred Stock issued in that private placement remain outstanding, and, as noted above, SCO Capital Partners LLC has designated Jeffrey B. Davis and Howard S. Fischer. The Nominating and Corporate Governance Committee conducted their activities during one meeting of the full Board. Each member of the Nominating and Corporate Governance Committee is an independent director as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15) and as required by the established criteria of the SEC.

     The Company's Nominating and Corporate Governance Committee may consider nominees for director of the Company submitted in writing to the Chairman of the Committee, which are submitted by executive officers of the Company, current directors of the Company, search firms engaged by the Committee, and by others in its discretion and, in the circumstances provided below, shall consider nominees for director proposed by a stockholder. Information with respect to the proposed nominee shall have been provided in writing by the stockholder to the Company's Secretary at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421, not less than 60 nor more than 90 days prior to the anniversary date of the prior year's annual meeting, provided that if the current year's annual meeting is not scheduled within 30 days of the anniversary date of the prior year's annual meeting, notice from a stockholder shall be considered timely if it is provided not later than the tenth day following which the notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The information shall include the name of the nominee, and information with respect to the nominee as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company's Proxy Statement if the proposed nominee were to be included therein. In addition, the stockholder's notice shall also include the class and number of shares the stockholder owns, a description of all arrangements and understandings between the stockholder and the proposed nominee, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice, a representation as to whether the stockholder intends to deliver a proxy statement to or solicit proxies from shareholders of the Company and information with respect to the stockholder as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company's Proxy Statement.

     The Nominating and Corporate Governance Committee generally identifies potential candidates for director by seeking referrals from the Company's management and members of the Board of Directors and their various business contacts. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed proxy will vote to ratify the selection of Vitale, Caturano & Company, Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2006. A representative of Vitale, Caturano & Company, Ltd. is expected to be present at the meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.

     On January 24, 2006, Deloitte & Touche LLP ("Deloitte") resigned as our independent registered public accounting firm.

     Deloitte's report relating to the financial statements of the Company for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles, except the report contained an explanatory paragraph relating to the Company's ability to continue as a going concern. Deloitte's report relating to the financial statements of the Company for the year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's fiscal years ended December 31, 2003 and December 31, 2004, and through January 24, 2006, the date which Deloitte resigned, the Company had no disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports for such periods. During the Company's fiscal years ended December 31, 2003 and December 31, 2004, and through January 24, 2006, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     On February 14, 2006 and effective the same date, on the recommendation of the Company's Audit Committee, the Company engaged Vitale, Caturano & Company Ltd. ("Vitale") as its independent registered public accounting firm to audit the Company's financial statements as of and for the fiscal year ending December 31, 2005 and to perform procedures related to the financial statements included in the Company's quarterly reports on Form 10-Q, beginning with the quarter ended March 31, 2006.

     During the two most recent fiscal years and through February 14, 2006, the Company has not consulted with Vitale on any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304(a)(1)(iv) and Regulation S-K Item 304(a)(1)(v), respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, relating to which either a written report was provided to the Company or oral advice was provided that Vitale concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

              APPROVAL OF THE AMENDMENT TO THE 2001 INCENTIVE PLAN

     The MacroChem Corporation 2001 Incentive Plan (the "Incentive Plan") is designed to enhance the ability of the company to attract, retain and motivate high-quality personnel and others in a position to make significant contributions to MacroChem's success by allowing them to become owners of MacroChem common stock. Since the inception of the Incentive Plan, a total of 123,809 shares have been reserved for issuance under the Incentive Plan. As of the record date, there were outstanding options to purchase 50,431 shares of MacroChem common stock and 73,117 shares remained available for grant. The benefits or amounts that will be granted in the future under the 2001 Plan are not determinable.

     On April 5, 2006, the Board of Directors voted, subject to stockholder approval, to increase the number of shares of MacroChem common stock reserved for issuance under the Incentive Plan by 1,250,000 shares resulting in a total amount of 1,323,117 shares available for grant as of the record date. The Board of Directors believes that equity awards are and will continue to be an important part of employee compensation and that this increase is necessary both to attract new personnel as the Company grows and to retain existing personnel.

     The material features of the Incentive Plan are described below under "Summary of the Incentive Plan." The summary is qualified in its entirety by reference to the express provisions of the Incentive Plan, a copy of which was included as Exhibit 99 to the Company's Form S-8 filed on August 8, 2001 (File No. 333-67080) and may be obtained from the Company free of charge upon request to the Secretary of the Company.

SUMMARY OF THE INCENTIVE PLAN

     The purpose of the Incentive Plan is to advance the interests of the Company by giving stock-based incentives or incentives based on performance criteria to selected employees, directors and other persons or entities who provide services to the Company or any affiliate.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors. Shares reserved for issuance under the Incentive Plan are subject to adjustment for stock dividends and similar events. The Incentive Plan provides for the grant by the Compensation Committee of stock options (both incentive stock options and nonstatutory options), stock appreciation rights, restricted stock, unrestricted stock, deferred stock, convertible securities and performance awards, as well as loans or cash payments intended to help defray the cost of other awards. Awards under the Incentive Plan may also include provision for the payment of dividend equivalents with respect to the shares subject to the awards. All key employees of the Company and other persons or entities (including non-employee directors of the Company) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company are eligible to participate in the Incentive Plan. There are currently 3 executive officers, 6 directors who are not executive officers and approximately 2 employees who are not executive officers who are eligible to participate in the Incentive Plan. The maximum number of shares with respect to which stock options and stock appreciation rights may be granted to any one participant in any calendar year is, in the case of each type of award, 600,000 shares. No more than $1 million may be paid to any individual with respect to a cash performance award; in applying this limit, cash performance awards to the same individual that are determined by reference to one year or shorter performance periods ending in the same fiscal year are aggregated, as are multiple awards determined by reference to multi-year performance periods ending in the same fiscal year. The maximum award opportunity under a non-cash performance award other than a stock option or stock appreciation right is 600,000 shares or their equivalent value in cash.

     The exercise price of stock options will be determined by the Compensation Committee, but in the case of an incentive stock option may not be less than 100% (110% in the case of a stockholder who beneficially owns 10% or more of the Company's common stock) of the fair market value of the shares at the time of grant. The term of each option will be set by the Compensation Committee and each option will be exercisable at such time or times as the Compensation Committee specifies. The option price may be paid in cash or check acceptable to the Company or, if permitted by the Compensation Committee and subject to certain additional limitations, by tendering shares held for at least six months, for employees who are not executive officers or directors by using a promissory note, by delivering to the Company an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or by a combination of the foregoing.

     Under the terms of the Incentive Plan, stock appreciation rights, or SARs, are rights entitling the holder upon exercise to receive cash or common stock, as the Compensation Committee determines, equal to a function (as determined by the Compensation Committee) of the amount by which the common stock has appreciated in value since the date of grant. Restricted stock awards consist of common stock subject to restrictions that require that the shares be redelivered to the Company if specified conditions are not satisfied. A deferred stock award consists of a promise to deliver common stock or other securities in the future on specified terms. A performance award is an award subject to performance criteria. Performance awards may consist of awards intended to qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code and awards that are not intended to qualify for that exception. In the case of a performance award intended to qualify for the exception, the performance criteria to which the award is subject must consist of objectively determinable measures of performance relating to any of the following (determined on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; technology licensing; licensing of particular products; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A performance criterion measure and targets with respect thereto determined by the Compensation Committee need not be based upon an increase, a positive or improved result or avoidance of loss.

     Except as otherwise provided by the Compensation Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised during a period of one year following such death (or for the remainder of their original term, if less) and options and SARs not exercisable at a participant's death terminate.

     In the case of termination of a participant's association with the Company for reasons other than death, options and SARs generally remain exercisable, to the extent they were exercisable immediately prior to termination, for six months (or for the remainder of the original term, if less). If a participant's employment terminates as a result of retirement at or after age 65, retirement at or after age 55 and with at least ten years of continuous employment, or as a result of disability as determined by the Company, or if the services of a non-employee director who is a participant are terminated, the exercisable portion of the option will continue to be exercisable for the original term of the option. If any such association is terminated due to the participant's discharge for cause which in the opinion of the Compensation Committee casts such discredit on the participant as to justify immediate termination of any award under the Incentive Plan, such participant's options and SARs shall terminate immediately on cessation of association.

     Except as otherwise provided by the Compensation Committee, outstanding awards of restricted shares must be transferred to the Company upon a participant's death or other termination of employment and, similarly, deferred share grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be forfeited.

     In the event of certain acquisitions of the Company or its assets or a liquidation of the Company, all outstanding awards will terminate as of the effective date of the transaction, unless assumed. Prior to the effective date of the transaction, each outstanding option and SAR that is not being assumed (or for which a substitute award is not being guaranteed) in the transaction will become exercisable in full. The Compensation Committee may in its sole discretion remove certain conditions on outstanding awards in connection with such transaction or place restrictions on amounts delivered or paid in connection with such transaction with respect to stock subject to restrictions under the Incentive Plan.

     Awards may generally be transferred only by will or by the laws of descent and distribution. However, options awarded to employees or Directors which are not incentive stock options may be transferred (for no consideration) by a participant to the spouse, children or grandchildren of the participant, a trust or trusts for the exclusive benefit of such family members, or a partnership in which such family members are the only partners, provided there is no consideration for any such transfer. Any subsequent transfer would be similarly restricted.

     No award may be granted under the Incentive Plan after March 22, 2011, but awards previously granted may be extended beyond that date. Subject to a requirement that stockholder approval be obtained for certain actions requiring stockholder approval under the Internal Revenue Code's incentive stock option rules and rules limiting deductions for non-performance based compensation, the Compensation Committee may extend or terminate the Incentive Plan at any time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences associated with stock option grants under the Incentive Plan under law as in effect on the date of this Proxy Statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

     INCENTIVE STOCK OPTIONS. In general, an optionee realizes no taxable income for regular income tax purposes upon the grant or exercise of an incentive stock option, or ISO, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (with a deduction available to the Company) equal to the value of the shares at the time of exercise less the exercise price. In the case of a sale to an unrelated party for a price less than the value of the shares at the time of exercise, this ordinary income is normally capped by the gain on the sale, if any. Any gain recognized in the disposition in excess of the ordinary income amount is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option (see below). A special rule applies in the case of termination of employment by reason of permanent disability. ISOs are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of the grant) in excess of $100,000.

     NONSTATUTORY STOCK OPTIONS. In general, in the case of a nonstatutory option (i) the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; (ii) a corresponding deduction is available to the Company; and (iii) upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     MISCELLANEOUS. Under the so-called "golden parachute" provisions of the IRC, the grant, vesting or accelerated exercisability of awards in connection with a change of control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including payments associated with the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

     The Company's ability to claim a deduction in connection with awards under the Incentive Plan may be further limited by Section 162(m) of the IRC, which restricts to $1 million the amount a public corporation may deduct for certain remuneration paid in any year to any of its top five officers. Certain forms of remuneration are eligible for a performance-based exception to the $1 million limit, including compensation associated with the exercise of non-discounted stock options, or with payments or distributions under performance awards, that are granted pursuant to shareholder-approved plans and that meet certain other requirements.

     The foregoing description of tax consequences presupposes stock options that are exercisable for unrestricted stock. Under Section 83 of the IRC, an optionee who exercises a nonstatutory option for restricted stock will generally have taxable income only when the restricted stock vests. The taxable income will equal the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called "83(b) election" in connection with the exercise to recognize taxable income at the time of exercise equal to the fair market value of the stock at the time of exercise less the exercise price. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the optionee. The application of Section 83 to ISOs exercisable for restricted stock is less clear.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting will be required to approve the amendment to the Incentive Plan to increase the number of shares of Common Stock that are authorized for issuance under the plan by 1,250,000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

 BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of April 13, 2006 (except as noted), information concerning ownership of our voting securities by (1) each person known by us to be the beneficial owner of more than five percent (5%) of our voting securities, (2) each of our directors, (3) each of the executive officers named in the Summary Compensation Table under "Executive Officers' Compensation" above and (4) all directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. There were a total of 996,909 shares of our common stock, and 825.5 shares of our Series C Preferred Stock, outstanding on April 13, 2006.

     In a private placement to institutional investors closing in part on December 23, 2005 and in part on February 13, 2006, we issued an aggregate of
825.5 shares of our Series C Cumulative Convertible Preferred Stock and warrants to purchase 7,861,912 shares of our common stock for approximately $8,255,000 in gross proceeds ($7,391,043 net of issuance costs and, with respect to the February 13, 2006 closing, before legal and accounting fees). The Series C Preferred Stock is convertible into shares of common stock and votes together with the common stock on an as-if-converted to common stock basis. Unless a holder of Series C Cumulative Convertible Preferred Stock elects otherwise, its ability to convert its Series C Cumulative Convertible Preferred Stock into common stock or to vote on an as-if-converted to common stock basis is restricted to the extent that such conversion would result in the holder owning more than 4.95% of our issued and outstanding common stock or voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of our issued and outstanding common stock. The warrants issued in the private placement are subject to a similar restriction on their exercise. SCO Capital Partners LLC, Beach Capital LLC and Perceptive Life Sciences Master Fund Ltd. ("Perceptive") have elected not to be governed by these restrictions, although we have entered into an agreement with Perceptive whereby Perceptive's ability to convert or vote their shares of Series C Preferred Stock will be subject to a beneficial ownership cap of 9.95% instead of 4.95%. Consequently, giving effect to the beneficial ownership cap restrictions, the Series C Preferred Stock acquired by the investors is convertible into 4,057,882 shares of common stock and the holders of the Series C Preferred Stock vote on an as-converted basis with the holders of our common stock, and therefore hold approximately 80.28% of the voting power of our outstanding securities. Consequently, the private placement resulted in a change of control of the Company. Assuming both the conversion of the Series C Preferred Stock and the exercise of all of the Warrants acquired by the investors, in each case without regard to the beneficial ownership cap restrictions, the investors would hold approximately 94% of the outstanding common stock of the Company. In addition, for so long as 20% of the Series C Preferred Stock issued in the private placement remains outstanding, SCO Capital Partners LLC has the right to designate two members to our board of directors. Jeffrey B. Davis and Howard S. Fischer are currently serving on our board of directors as the designees of SCO Capital Partners LLC.

     We have determined the number of shares beneficially owned by each stockholder under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 13, 2006 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

                                Name and Address                         Number of Shares          Percentage
Class of Stock                  of Beneficial Owner                      Beneficially Owned        of Class
                                FIVE PERCENT STOCKHOLDERS
Series C Preferred Stock        Stephen S. Rouhandeh (1)..............           350                  42.40%
Series C Preferred Stock        Jeffrey B. Davis (2)                              50                   6.06%
Series C Preferred Stock        Joseph Edelman (3)                               150                  18.17%
Series C Preferred Stock        Whalehaven Capital Fund Limited (4)               75                   9.09%

                                DIRECTORS AND EXECUTIVE OFFICERS (5)
Series C Preferred Stock        Robert J. DeLuccia (5)................            0                      *
Series C Preferred Stock        Bernard R. Patriacca (5)..............            0                      *
Series C Preferred Stock        Melvin A. Snyder (5)(6)...............            0                      *
Series C Preferred Stock        Thomas C.K. Chan (5)(6)...............            0                      *
Series C Preferred Stock        Glenn E. Deegan (5)...................            0                      *
Series C Preferred Stock        Peter G. Martin (5)...................            0                      *
Series C Preferred Stock        Michael A. Davis (5)..................            0                      *
Series C Preferred Stock        Paul S. Echenberg (5).................            0                      *
Series C Preferred Stock        John L. Zabriskie (5).................            0                      *
Series C Preferred Stock        Jeffrey B. Davis (2)(7)...............            50                   6.06%
Series C Preferred Stock        Howard S. Fischer (7).................            0                      *
Series C Preferred Stock        All directors and officers as a
                                    group (11 persons)................            50                   6.06%

                                FIVE PERCENT STOCKHOLDERS
Common Stock                    Stephen S. Rouhandeh (1)..............        7,138,378               87.75%
Common Stock                    Joseph Edelman (3)                             110,152                 9.95%
Common Stock                    Galleon Management L.P. (8)...........          74,541                 7.44%
Common Stock                    Arnold H. Snider (9)..................          68,585                 6.88%

                                DIRECTORS AND EXECUTIVE OFFICERS (3)
Common Stock                    Robert J. DeLuccia (5)(10)............         219,171                19.30%
Common Stock                    Bernard R. Patriacca (5)(10)(11)......          71,489                 6.70%
Common Stock                    Melvin A. Snyder (5)(6)(10)(11).......          11,728                 1.16%
Common Stock                    Thomas C.K. Chan (5)(6)(10)(11).......          12,533                 1.24%
Common Stock                    Glenn E. Deegan (5)(10)(11)...........          57,395                 5.45%
Common Stock                    Peter G. Martin (5)(10)...............          18,625                 1.83%
Common Stock                    Michael A. Davis (5)(10)..............          18,499                 1.82%
Common Stock                    Paul S. Echenberg (5)(10)(12).........          19,548                 1.93%
Common Stock                    John L. Zabriskie (5)(10)(13).........          36,747                 3.60%
Common Stock                    Jeffrey B. Davis (2)(7)(14)...........          51,916                 4.95%
Common Stock                    Howard S. Fischer (7)(15).............          51,916                 4.95%
                                All directors and officers as a
Common Stock                        group (11 persons) (8)(9).........         524,567                40.08%
------------------

* Less than one percent (1%).
(1) According to a Schedule 13D/A dated February 13, 2006, filed jointly by SCO Capital Partners LLC, SCO Securities LLC, Beach Capital LLC and Steven H. Rouhandeh, SCO Capital Partners LLC is the record owner of 300 shares of Series C Convertible Preferred Stock and Beach Capital LLC is the record owner of 50 shares of Series C Convertible Preferred Stock. Mr. Rouhandeh, as Chairman and sole member of SCO Capital Partners LLC and managing member of Beach Capital LLC, has sole dispositive and voting power with respect to all shares listed in the table. The shares of common stock listed as beneficially owned by Mr. Rouhandeh include 3,805,046 shares of common stock issuable upon the exercise of warrants exercisable within 60 days and 3,333,332 shares of common stock issuable upon the conversion of Series C Preferred Stock convertible within 60 days. The address of SCO Capital Partners LLC, Beach Capital LLC and Mr. Rouhandeh is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.


                                       15

(2) Lake End Capital LLC is the record owner of the securities listed in the table. Mr. Jeffrey Davis, as managing member of Lake End Capital LLC, has sole dispositive and voting power with respect to all shares held of record by Lake End Capital LLC. The shares of common stock listed as beneficially owned by Jeffrey Davis include the shares of common stock issuable upon the conversion of the Series C Preferred Stock held by Lake End Capital LLC and upon exercise of the warrants held by Lake End Capital LLC within 60 days. The Series C Preferred Stock and the warrants held by Lake End Capital LLC are subject to restrictions on their conversion and exercise, respectively, such that as a result of their conversion or exercise, Lake End Capital LLC, together with its affiliates, cannot hold more than 4.95% of the issued and outstanding common stock of the Company. The address of Lake End Capital LLC is 33 Tall Oaks Drive, Summit, New Jersey 07501.
(3) According to a Schedule 13G dated February 16, 2006, Mr. Edelman has sole dispositive and voting power with respect to the shares listed in the table. The shares reported as beneficially owned by Mr. Edelman are held of record by Perceptive Life Sciences Master Fund, Ltd., a Cayman Islands company of which the investment manager is Perceptive Advisors LLC, a Delaware limited liability company of which Mr. Edelman is the managing member. The shares of common stock listed as beneficially owned by Mr. Edelman include the shares of common stock issuable upon the conversion of the Series C Preferred Stock beneficially owned by Mr. Edelman and upon exercise of the warrants beneficially owned by Mr. Edelman within 60 days. The Series C Preferred Stock and the warrants beneficially owned by Mr. Edelman are subject to restrictions on their conversion and exercise, respectively, such that as a result of their conversion or exercise, Mr. Edelman, together with his affiliates, cannot hold more than 9.95% of the issued and outstanding common stock of the Company. The address of Mr. Edelman is c/o First New York Securities, LLC, 850 Third Avenue, 8th Floor, New York, NY 10022.
(4) The address of Whalehaven Capital Fund Limited is 14 Par-La-Ville Road, 3rd Floor, Hamilton HM08 Bermuda. The Series C Preferred Stock and the warrants held by Whalehaven Capital Fund Limited are subject to restrictions on their conversion and exercise, respectively, such that as a result of their conversion or exercise, Whalehaven Capital Fund Limited, together with its affiliates, cannot hold more than 4.95% of the issued and outstanding common stock of the Company.
(5) The address of Mr. DeLuccia, Mr. Patriacca, Mr. Snyder, Dr. Chan, Mr. Deegan, Mr. Martin, Dr. Davis, Mr. Echenberg and Dr. Zabriskie, is c/o MacroChem, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(6) As of November 30, 2005, Mr. Snyder and Dr. Chan are no longer employed by the Company. Other than with respect to the options and/or warrants held by Mr. Snyder or Dr. Chan as described in note (10) below, the share ownership of Mr. Snyder and Dr. Chan reflected in the table is as of November 30, 2005.
(7) On December 29, 2005, Mr. Jeffrey Davis and Mr. Fischer were appointed to the Company's board of directors. Mr. Davis and Mr. Fischer were designated by SCO Capital Partners LLC in accordance with terms and provisions of the Purchase Agreement and constitute the "SCO Designated Directors" (as defined in the Purchase Agreement). The address of Mr. Davis and Mr. Fischer is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.
(8) According to a Schedule 13-G/A dated December 30, 2005, filed jointly by Galleon Management, L.P. ("Galleon"), Raj Rajaratnam, Galleon Management, L.L.C., Galleon Advisors, L.L.C., Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., and Galleon Healthcare Offshore, Ltd. (collectively, the "Galleon Entities"), Mr. Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P. have shared dispositive and voting power with respect to all shares listed in the table, Galleon Advisors, L.L.C. has shared dispositive and voting power with respect to 10,953 of the shares listed in the table, Galleon Captains Partners, L.P. has shared dispositive and voting power with respect to 7,120 of the shares listed in the table, Galleon Captains Offshore, Ltd. has shared dispositive and voting power with respect to 28,480 of the shares listed in the table, Galleon Healthcare Partners, L.P. has shared dispositive and voting power with respect to 3,833 of the shares listed in the table and Galleon Healthcare Offshore, Ltd. has shared dispositive and voting power with respect to 29,500 of the shares listed in the table. The shares listed as beneficially owned by Galleon include the following numbers of shares issuable upon the exercise of warrants exercisable within 60 days: Galleon Captain's Offshore, Ltd.-678 shares; Galleon Captain's Partners, LP-169 shares; Galleon Healthcare Offshore, Ltd.-4,214 shares; and Galleon Healthcare Partners, LP-547 shares. The address of the principal place of business of Galleon Management L.P. is 135 East 57th Street, 16th Floor, New York, NY 10022.
(9) According to a Schedule 13-G/A dated December 31, 2005, filed jointly by Arnold H. Snider, Deerfield Capital, L.P. ("Deerfield Capital"), Deerfield Partners, L.P. ("Deerfield Partners"), Deerfield Management Company, L.P. ("Deerfield Management") and Deerfield International Limited ("Deerfield International", and collectively with Arnold H. Snider, Deerfield Capital, Deerfield Partners, Deerfield Management and Deerfield International, the "Deerfield Entities"), Arnold H. Snider has shared dispositive and voting power with respect to all shares listed in the table, Deerfield Capital and Deerfield Partners have shared dispositive and voting power with respect to 29,629 of the shares listed in the table and Deerfield Management and Deerfield International have shared dispositive and voting power with respect to 38,956 of the shares listed in the table. The address of the


                                       16

     principal place of business of Deerfield International is c/o Hemisphere Management (B.V.I.) Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, BVI. The address of the principal place of business of each of the other entities is 780 Third Avenue, 37th Floor, New York, NY 10017.
(10) Includes the following numbers of shares issuable upon the exercise of stock options and/or warrants exercisable within 60 days: Mr. Martin-18,571 shares; Dr. Davis-18,357 shares; Mr. DeLuccia-138,606 shares; Mr. Echenberg-18,072 shares; Dr. Zabriskie-23,149 shares; Mr. Davis-15,000: Mr. Fischer-15,000; Mr. Patriacca-70,042 shares; Mr. Snyder-11,093 shares; Dr. Chan-10,624 shares; and Mr. Deegan-56,789 shares.
(11) Does not include the following numbers of vested shares in our 401(k) Plan contributed by us to match portions of cash contributions by the following Plan participants: Mr. Patriacca-545 shares; Mr. Snyder- 516 shares; Dr. Chan-551 shares; and Mr. Deegan-560 shares.
(12) Includes 1,382 shares and 691 shares issuable upon the exercise of warrants exercisable within 60 days that, in each case, are held by Eckvest Equity Inc., of which Mr. Echenberg is the President and sole equity owner.
(13) Includes 11,061 shares and 5,530 shares issuable upon the exercise of warrants exercisable within 60 days that, in each case, are held by Lansing Brown Investments LLC, of which Dr. Zabriskie and his wife are the managers and sole equity holders.
(14) Includes 36,916 shares of common stock issuable upon the conversion of Series C Preferred Stock or the exercise of a warrant held of record by Lake End Capital LLC as described in Note 2 above that is exercisable within 60 days.
(15) Includes 36,916 shares of common stock issuable upon the exercise of a warrant that is exercisable within 60 days.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company are as follows:

     NAME                 AGE               POSITION WITH MACROCHEM
--------------------     ----     -------------------------------------------
Robert J. DeLuccia        60      President, Chief Executive Officer and Vice
                                     Chairman of the Board of Directors
Glenn E. Deegan           39      Vice President and General Counsel
Bernard R. Patriacca      62      Vice President, Chief Financial Officer and
                                     Treasurer

     The following is a brief summary of the backgrounds of Mr. Deegan and Mr. Patriacca. The background of our other executive officer, Mr. DeLuccia, is summarized above.

     GLENN E. DEEGAN, ESQ., has served as our Vice President, General Counsel and Secretary since July 2003. From June 2001 until July 2003, Mr. Deegan served as our Director of Legal Affairs and as General Counsel and Secretary. Prior to joining MacroChem, he served as Assistant General Counsel of Summit Technology, Inc. from 1999 to 2001. Earlier in his career, Mr. Deegan was engaged in the private practice of law in Boston at Holland & Knight LLP from 1997 to 1999 and at Nutter, McClennen & Fish, LLP from 1993 to 1997. Mr. Deegan also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island from 1992 to 1993. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

     BERNARD R. PATRIACCA, C.P.A., has served as our Vice President, Chief Financial Officer and Treasurer since April 2001. From 1997 to 2001, he served as Vice President and Controller of Summit Technology, Inc. From 1994 to 1997, he served as Vice President of Errands Etc., Inc., a privately held homeowners' personal service company. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. From 1973 to 1991, he was employed in various capacities at Dunkin Donuts, Inc., including Chief Financial Officer and Director. Mr. Patriacca received an M.B.A. and a B.S. from Northeastern University.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Mr. DeLuccia, Mr. Patriacca, Dr. Chan, Mr. Deegan and Mr. Snyder during each of the three fiscal years ended December 31, 2005:


                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                      ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                                                                                          SECURITIES
                                                                       OTHER ANNUAL       RESTRICTED      UNDERLYING     ALL OTHER
         NAME AND                                                      COMPENSATION      STOCK AWARDS       OPTIONS     COMPENSATION
    PRINCIPAL POSITION           YEAR     SALARY ($)    BONUS ($)         ($)(1)            ($)(2)          (#)(3)         ($)(4)
--------------------------       ----     ----------    ---------      ------------      ------------     ----------    ------------
Robert J. DeLuccia (5)           2005      192,000          ---           19,188              ---           9,423          48,000
  President, Chief               2004      288,000       58,752           17,688              ---           6,472           -----
  Executive Officer              2003      195,000       54,720            6,516           54,720          11,904           -----

Bernard R. Patriacca (6)         2005      133,333          ---            1,188              ---           4,951         198,808
  Vice President, Chief          2004      193,750       32,400            1,188              ---           3,452          49,500
  Financial Officer and          2003      185,000       29,360            1,032           29,360           1,142          28,000
  Treasurer

Thomas C.K. Chan (7)             2005      136,667          ---              414              ---           7,982         203,969
  Vice President, Research       2004      196,667       40,590              270              ---           4,102          49,500
  & Development, Chief           2003      182,716       30,359              360           30,359           1,809          27,481
  Technology Officer

Glenn E. Deegan (8)              2005      120,000          ---              162              ---           4,780         183,667
  Vice President,                2004      165,156       30,240              162              ---           3,066          26,500
  General Counsel and            2003      138,763       22,913              360           22,913           1,330          16,000
  Secretary

Melvin A. Snyder (9)             2005      129,500          ---            1,188              ---           4,304         190,632
  Vice President, Market         2004      194,250       24,242            1,188              ---           2,828          48,805
  Development                    2003      194,250       24,010            1,584           24,010           1,190          27,160

------------------------------------------------------------------------------------------------------------------------------------

(1) Includes amounts paid for taxable group term life insurance. Also includes, for Mr. DeLuccia, a monthly automobile allowance of $1,000 for 2003 and a portion of 2004 and $1,500 for the remainder of 2004 and for 2005.
(2) Although the restricted stock reflected in this table was earned in 2003, the awards were made in January 2004. The values in this table are as of the date of the grant. As of December 31, 2005, the following number of shares of restricted stock were held by the individuals listed in the table: Mr. DeLuccia - 1,447, Mr. Patriacca - 776, Mr. Deegan - 606, Dr. Chan - 803, and Mr. Snyder - 635. The value of those shares of restricted stock as of December 31, 2005 were as follows: Mr. DeLuccia - $1,823.22, Mr. Patriacca - $977.76, Mr. Deegan - $763.56, Dr. Chan - $1,011.78, and
       Mr. Snyder - $800.01.
(3) Total stock option grants reported in the table for 2004 include the following stock option awards which, although earned in 2004, were granted on March 23, 2005: Mr. DeLuccia - 4,662; Mr. Patriacca - 2,571; Dr. Chan - 3,221; Mr. Deegan - 2,400; and Mr. Snyder - 1,924. These options were granted at an exercise price of $17.22 per share. The options expire ten years from the date of grant and vested fully on the date of grant.
(4) Represents the dollar value of MacroChem's contributions to our 401(k) Retirement Plan, which are made in our common stock, as well as, for a portion of fiscal year 2005, in cash. For fiscal year 2004, also represents the following retention payments payable as of July 2, 2004:
       Mr. Patriacca - $43,000; Dr. Chan - $43,000; Mr. Deegan - $20,000; and
       Mr. Snyder - $43,000. For fiscal year 2005, also represents the following payments made pursuant to Transition Agreements: Mr. DeLuccia - $48,000; Mr. Patriacca - $191,808; Dr. Chan - $197,969; Mr. Deegan - $176,677; and
       Mr. Snyder - $185,472.
(5) Mr. DeLuccia's employment commenced on July 1, 2003. Of total salary in 2003, $51,000 related to a consulting contract in connection with his role as interim CEO. As part of Mr. DeLuccia's 2003 compensation, he received an award of 1,447 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.
(6) Mr. Patriacca's employment commenced on April 23, 2001. As part of Mr. Patriacca's 2003 compensation, he received an award of 776 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.
(7) Dr. Chan was appointed Vice President, Research and Technology on September 24, 2001. As part of Dr. Chan's 2003 compensation, he received an award of 803 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant. Dr. Chan's employment with the Company terminated effective November 30, 2005.
(8) Mr. Deegan was appointed Vice President, General Counsel and Secretary on July 10, 2003. As part of Mr. Deegan's 2003 compensation, he received an award of 606 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.


                                       19

(9) As part of Mr. Snyder's 2003 compensation, he received an award of 635 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant. Mr. Snyder's employment with the Company terminated effective November 30, 2005.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during 2005 to Mr. DeLuccia, Dr. Chan, Mr. Deegan, Mr. Patriacca and Mr.
Snyder:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                                                 % OF TOTAL
                                   NUMBER OF      OPTIONS
                                   SECURITIES    GRANTED TO   EXERCISE                   POTENTIAL REALIZABLE VALUE
                                   UNDERLYING    EMPLOYEES    OR BASE                    AT ASSUMED ANNUAL RATES OF
                                    OPTIONS      IN FISCAL    PRICE        EXPIRATION     STOCK PRICE APPRECIATION
      NAME                         GRANTED (#)     YEAR       ($/SH)         DATE             FOR OPTION TERM
                                                                                            5%($)        10%($)
--------------------              -------------  ----------   ---------    ----------  ----------------------------
Robert J. DeLuccia                4,662     (1)     11.9       17.22        3/23/15     $  50,487     $ 127,945
Robert J. DeLuccia                4,761     (1)     12.0       10.50        7/20/15        31,439        79,672
Bernard R. Patriacca              2,571     (2)      6.5       17.22        3/23/15        27,843        70,559
Bernard R. Patriacca              2,380     (2)      6.1       10.50        7/20/15        15,716        39,828
Thomas C.K. Chan                  3,221     (3)      8.3       17.22        3/23/15        34,882        88,398
Thomas C.K. Chan                  4,761     (3)     12.0       10.50        7/20/15        31,439        79,672
Glenn E. Deegan                   2,400     (4)      6.1       17.22        3/23/15        25,991        65,866
Glenn E. Deegan                   2,380     (4)      6.1       10.50        7/20/15        15,716        39,828
Melvin A. Snyder                  1,924     (5)      4.6       17.22        3/23/15        20,836        52,803
Melvin A. Snyder                  2,380     (5)      6.1       10.50        7/20/15        15,716        39,828

(1) A portion of the options granted to Mr. DeLuccia were granted in March 2005 at an exercise price of $17.22 per share. The options expire ten years from the date of grant and vested fully on the date of grant. A portion of the options granted to Mr. DeLuccia were granted in July 2005 at an exercise price of $10.50 per share. The options expire ten years from the date of grant and vest over the next three years.
(2) A portion of the options granted to Mr. Patriacca were granted in March 2005 at an exercise price of $17.22 per share. The options expire ten years from the date of grant and vested fully on the date of grant. A portion of the options granted to Mr. Patriacca were granted in July 2005 at an exercise price of $10.50 per share. The options expire ten years from the date of grant and vest over the next three years.
(3) A portion of the options granted to Dr. Chan were granted in March 2005 at an exercise price of $17.22 per share. The options expire ten years from the date of grant and vested fully on the date of grant. A portion of the options granted to Dr. Chan were granted in July 2005 at an exercise price of $10.50 per share. The options, which were to expire ten years from the date of grant and vest over the next three years, were cancelled effective November 30, 2005, the date Dr. Chan's employment with the Company terminated.
(4) A portion of the options granted to Mr. Deegan were granted in March 2005 at an exercise price of $17.22 per share. The options expire ten years from the date of grant and vested fully on the date of grant. A portion of the options granted to Mr. Deegan were granted in July 2005 at an exercise price of $10.50 per share. The options expire ten years from the date of grant and vest over the next three years.
(5) A portion of the options granted to Mr. Snyder were granted in March 2005 at an exercise price of $17.22 per share. The options expire ten years from the date of grant and vested fully on the date of grant. A portion of the options granted to Mr. Snyder were granted in July 2005 at an exercise price of $10.50 per share. The options, which were to expire ten years from the date of grant and vest over the next three years, were cancelled effective November 30, 2005, the date Mr. Snyder's employment with the Company terminated.

     The following table provides information concerning option exercises during the fiscal year ended December 31, 2005 and unexercised options held by Mr. DeLuccia, Mr. Patriacca, Mr. Snyder, Dr. Chan, and Mr. Deegan, as of December 31, 2005:

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                                    OPTIONS AT YEAR END     FISCAL YEAR-END ($)(1)
                         SHARES ACQUIRED ON     VALUE REALIZED        EXERCISEABLE /            EXERCISEABLE /
      NAME                  EXERCISE (#)             ($)              UNEXERCISEABLE            UNEXERCISEABLE
Robert J. DeLuccia             ---                  ---               19,073/5,697                  NA/NA
Bernard R. Patriacca           ---                  ---               10,840/3,348                  NA/NA
Thomas C.K. Chan               ---                  ---                 10,065/0                    NA/NA
Glenn E. Deegan                ---                  ---                6,342/3,268                  NA/NA
Melvin Snyder                  ---                  ---                 11,089/0                    NA/NA

(1) The value of Mr. DeLuccia's, Mr. Patriacca's, Dr. Chan's, Mr. Deegan's and Mr. Snyder's in-the-money unexercised options at the end of fiscal year ended December 31, 2005 was determined by multiplying the number of options held by the difference between the market price of common stock underlying the options on December 31, 2005 ($1.26 per share) and the exercise price of the options granted.

DIRECTORS' COMPENSATION

     Each of our non-employee Directors receives compensation of $12,000 annually, $1,000 per regular committee meeting attended for the chairman of each committee, $1,000 per regular board meeting attended, $500 for each special, telephone or committee meeting attended and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. During a portion of 2005, our non-employee directors voluntarily waived their right to receive fees for attending telephonic meetings of the Board of Directors. No stock options were granted to non-employee Directors during 2005.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     We entered into an employment agreement of indefinite length effective as of February 13, 2006 with Robert J. DeLuccia. The agreement currently provides for annual compensation of $288,000 and for the payment of nine months' salary plus, if applicable, the continuation of medical, dental and group life insurance benefits for up to nine months in the event he is terminated without cause or twelve month's salary and bonus plus, if applicable, the continuation of medical, dental and similar benefits for up to twelve months in the event he is terminated as a result of a change of control. The agreement also provides for a monthly automobile allowance of $1,500. In addition, the agreement precludes Mr. DeLuccia from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information. Prior to entering into Mr. DeLuccia's current employment agreement, we entered into a transition agreement with Mr. DeLuccia on September 16, 2005 which terminated his then existing employment agreement including the severance pay provisions. The transition agreement, which originally provided that Mr. DeLuccia would remain employed by the Company until November 30, 2005, was subsequently amended to extend his employment through February 2006. During 2005, Mr. DeLuccia received compensation totaling $258,000 pursuant to the employment and transition agreements then in effect.

     We entered into an employment agreement of indefinite length effective as of February 13, 2006 with Glenn E. Deegan. The agreement currently provides for annual base compensation of $180,000, and precludes Mr. Deegan from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information. In addition, on February 13, 2006, we entered into a Severance Agreement with Mr. Deegan. The Severance Agreement provides for the payment of six months' salary plus the continuation of medical, dental and similar benefits for up to six months in the event he is terminated without cause or nine month's salary and 75% of his bonus plus the continuation of medical, dental and similar benefits for up to nine months in the event he is terminated in connection with or following a change of control, as defined in the agreement. Prior to entering into Mr. Deegan's current employment and severance agreements, we entered into a transition agreement with Mr. Deegan on September 12, 2005 which terminated his then existing employment and severance agreements. The transition agreement, which originally provided that Mr. Deegan would remain employed by the Company until November 30, 2005, was subsequently amended to extend his employment through February 2006. During 2005, Mr. Deegan received compensation totaling $296,667 pursuant to the employment and transition agreements then in effect.

     We entered into an employment agreement of indefinite length effective as of February 13, 2006 with Bernard Patriacca. The agreement currently provides for annual base compensation of $200,000, and precludes Mr. Patriacca from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information. In addition, on February 13, 2006, we entered into a Severance Agreement with Mr. Patriacca. The Severance Agreement provides for the payment of six months' salary plus the continuation of medical, dental and similar benefits for up to six months in the event he is terminated without cause or nine month's salary and 75% of his bonus plus the continuation of medical, dental and similar benefits for up to nine months in the event he is terminated in connection with or following a change of control, as defined in the agreement. Prior to entering into Mr. Patriacca's current employment and severance agreements, we entered into a transition agreement with Mr. Patriacca on September 12, 2005 which terminated his then existing employment and severance agreements. The transition agreement, which originally provided that Mr. Patriacca would remain employed by the Company until November 30, 2005, was subsequently amended to extend his employment through February 2006. During 2005, Mr. Patriacca received compensation totaling $325,141 pursuant to the employment and transition agreements then in effect.

     On September 13, 2005, we entered into a transition agreement with Thomas C.K. Chan which terminated his then existing employment and severance agreements. The transition agreement provided that Dr. Chan would remain employed by the Company until November 30, 2005. In addition, the transition agreement precludes Dr. Chan from competing with us for a period of two years and from disclosing confidential information. During 2005, Dr. Chan received compensation totaling $334,636 pursuant to the employment and transition agreements then in effect.

     On September 12, 2005, we entered into a transition agreement with Melvin
A. Snyder which terminated his then existing employment and severance agreements. The transition agreement provided that Mr. Snyder would remain employed by the Company until November 30, 2005. In addition, the transition agreement precludes Mr. Snyder from competing with us for a period of two years and from disclosing confidential information. During 2005, Mr. Snyder received compensation totaling $314,972 pursuant to the employment and transition agreements then in effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee consists of Dr. Michael Davis (Chairman), Dr. John Zabriskie and Mr. Jeffrey Davis.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors for 2005 consisted of Dr. Davis (Chairman) and Dr. Zabriskie. The Committee's responsibilities include determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. No member of the Committee was an officer or employee of the Company during the year ended December 31, 2005.

     The primary goals of the Company's executive compensation program administered by the Compensation Committee are to attract, retain and motivate superior executives and to compensate these executives in a manner that both recognizes their individual performance and aligns their interests with the interests of MacroChem's stockholders. The Company's executive compensation program reflects input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination or recommendation concerning the scope and nature of compensation arrangements. The action or recommendation of the Committee is reported to the Company's entire Board of Directors.

     The Committee's decisions and activities during 2005 were guided, to a significant extent, by the Company's financial condition and outlook during the year. Accordingly, given the Company's lack of financial resources during 2005, the conservation of cash resources was a priority for the Committee.

COMPONENTS OF EXECUTIVE COMPENSATION

     For 2005, the executive compensation program consisted of three principal components: base salary, stock options and payments under the transition agreements described below.

     BASE SALARY. From January 1, 2005 through August 31, 2005, when these transition agreements became effective, each executive officer received base salary under his employment agreement then in effect.

     In view of the Company's financial condition and outlook, the 2005 base salary of each executive remained the same as each executive's base salary for 2004. In general, in determining base salaries for executives the Compensation Committee takes into account (i) the executive's individual performance and contribution to the management team; (ii) the performance of MacroChem over the evaluation period by reference to corporate objectives jointly formulated by the Chief Executive Officer and the officers; and (iii) base salaries of executives in comparable positions in comparable companies. In setting base salary, the Committee also takes into account all components of an executive officer's compensation package. In determining base salary, the Committee reviews the foregoing factors as they relate to each executive individually and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts in reaching its determinations.

     STOCK OPTIONS. The Compensation Committee views grants of stock options as a major component of an executive's compensation, believing that the grant of options aligns the interests of the executives with the interests of the stockholders by providing a direct correlation between an increase in the value of MacroChem's stock and executive compensation and that this method of compensation allows MacroChem to conserve cash resources.

     In determining the size of a stock option award for an individual executive officer, the Committee considers the same factors used for determining base salary and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts, in reaching its determinations. The size of previous option grants is not an important factor in determining current awards. Options are typically exercisable at the market price on the date of the grant. In 2005, in addition to the factors described above, stock option grants to executives reflected, in part, an effort to retain those executives during a period of financial uncertainty.

     TRANSITION AGREEMENTS. Because of insufficient capital resources, in August 2005, the Company discontinued its research and development activities and terminated substantially all its non-management personnel. In addition, in September 2005, the Company entered into transition agreements with each of its executive officers to assure their availability to the Company during a period of uncertainty and to reduce possible termination pay liability to these officers. These agreements terminated the then existing employment and severance agreements with each of the executive officers and provided that each officer would remain employed until November 30, 2005 in order to assist the Company in winding down and selling its assets, in exchange for a reduced termination payment. The terminated employment agreements of each of Messrs. Chan, Deegan, Patriacca and Snyder provided for a lump sum payment equal to base salary and bonus, health insurance and other payments in the event he was terminated without cause following a change in control, which included a liquidation or dissolution or sale of all or substantially all of the Company's assets. Under the transition agreements, each of these officers received a reduced termination payment equal to nine months of base salary and benefit payments equal to twelve months of health insurance coverage. Because of improved prospects for funding, the Company thereafter entered into amendments to the transition agreements with Messrs. Patriacca and Deegan, which provided that each would remain employed by the Company until February, 2006 at a rate of pay equal to one-half the base salary in effect for each executive prior to August 31, 2005.

CEO COMPENSATION

     The compensation for Mr. DeLuccia for 2005 results from his employment agreement then in effect, stock options and payments under his transition agreement.

     From January 1, 2005 through August 31, 2005, when his transition agreement became effective, Mr. DeLuccia received base salary under his employment agreement then in effect at the annual rate of $288,000. Again, in view of the financial condition and outlook for the Company, Mr. DeLuccia's base salary for 2005 remained the same as his 2004 base salary.

     Mr. DeLuccia's transition agreement terminated his then existing employment agreement and provided that he would remain employed by the Company until November 30, 2005 at a base salary equal to one-half his base salary in effect prior to August 31, 2005, plus a monthly automobile allowance of $1,500 and reimbursement of health insurance costs. Because of improved prospects for funding, Mr. DeLuccia's transition agreement was amended to extend his employment until February 2006 on the same terms. The terminated employment agreement of Mr. DeLuccia provided for a lump sum payment of 150% of his base salary and bonus, health insurance and certain benefits for 18 months and additional payments in the event he was terminated without cause or if he terminated his employment for good reason, in each case following a change in control, which included a liquidation or dissolution of the corporation or a sale of substantially all of the Company's assets. Mr. DeLuccia's transition agreement did not include any termination pay provisions.



Dated: April 13, 2006                               COMPENSATION COMMITTEE

                                                    Dr. Michael A. Davis
                                                    Dr. John L. Zabriskie

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Company's common stock for the five-year period from December 31, 2000 through December 31, 2005 with similar investments in the Nasdaq Stock Market (U.S.) Index of companies and a Peer Group of four companies that provide services similar to those provided by the Company: Cellegy Pharmaceuticals, Inc., NexMed, Inc., VIVUS, Inc. and Bentley Pharmaceuticals, Inc.


                                                  Cumulative Total Return
                               --------------------------------------------------------
                                12/00      12/01     12/02     12/03     12/04    12/05
MACROCHEM CORPORATION          100.00     119.02     19.94     33.17     28.49     1.17
NASDAQ STOCK MARKET (U.S.)     100.00      79.53     56.34     83.81     91.33    93.30
PEER GROUP                     100.00     116.14     70.20    103.81     82.47    77.92

                            REPORT OF AUDIT COMMITTEE

     The Audit Committee of the Board of Directors currently consists of three directors, Mr. Martin (Chairman), Dr. Davis and Mr. Echenberg, all of whom are independent directors as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15). The responsibilities of the Audit Committee are
(i) to review with management and the independent registered public accounting firm the scope and results of any and all audits, the nature of any other services provided by the independent registered public accounting firm, changes in the accounting principles applied to the presentation of MacroChem's financial statements, and any comments by the independent registered public accounting firm on MacroChem's policies and procedures with respect to internal accounting, auditing and financial controls and (ii) to make recommendations to the board of directors on the engagement of the independent registered public accounting firm. The Board of Directors has adopted a written charter of the Audit Committee.

     Consistent with its duties, the Audit Committee has reviewed and discussed with the Company's management the audited financial statements for the year ended December 31, 2005. Vitale, Caturano & Company, Ltd. issued their unqualified report dated March 20, 2006 on MacroChem's financial statements.

     The Audit Committee has also discussed with Vitale, Caturano & Company, Ltd. the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "COMMUNICATION WITH AUDIT COMMITTEES." The Audit Committee has received the written disclosures and the letter from Vitale, Caturano & Company Ltd. required by Independence Standards Board Standard No. 1 and has discussed with Vitale, Caturano & Company, Ltd. its independence as an auditor. The Audit Committee has also considered whether Vitale, Caturano & Company Ltd.'s provision of non-audit services is compatible with its independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that MacroChem's audited financial statements for the year ended December 31, 2005 be included in the Annual Report on Form 10-K for the fiscal year then ended.


Dated:  April 13, 2006                              AUDIT COMMITTEE

                                                    Peter G. Martin
                                                    Dr. Michael A. Davis
                                                    Paul S. Echenberg

                             AUDIT AND RELATED FEES


     Vitale, Caturano & Company, Ltd. is the Company's independent registered public accounting firm. Prior to January 24, 2006, Deloitte & Touche LLP served as the Company's independent registered public accounting firm. The following table sets forth the estimated aggregate fees billed to the Company for the fiscal year ended December 31, 2005 by Vitale, Caturano & Company, Ltd. and Deloitte & Touche LLP, and for the fiscal year ended December 31, 2004 by Deloitte & Touche LLP:

                           VITALE, CATURANO
                           & COMPANY, LTD.          DELOITTE & TOUCHE LLP
                                 2005              2005              2004

Audit Fees                   $   60,000        $   69,100        $  188,000
Audit-Related Fees                   --                --                --
Tax Fees                             --                --                --
All Other Fees                       --                --                --
                             ----------        ----------        ----------

Total                        $   60,000        $   69,100        $  188,000
                             ==========        ==========        ==========

AUDIT FEES

     Audit fees were for professional services rendered for the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

AUDIT-RELATED FEES

     Audit-Related Fees refer to assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." The Company did not pay any Audit-Related Fees during 2005 or 2004.

TAX FEES

     Tax Fees refer to fees for professional services rendered regarding tax compliance, tax advice or tax planning. The Company did not pay any Tax Fees to Vitale, Caturano & Company, Ltd. or to Deloitte & Touche LLP during 2005 or 2004.

ALL OTHER FEES

     All Other Fees refer to fees for services other than those described above. The Company did not pay to Vitale, Caturano & Company, Ltd. or to Deloitte & Touche LLP fees for any other services during 2005 or 2004.

PRE-APPROVAL POLICIES AND PROCEDURES

     It is the policy of the Company that all services provided by the Company's independent registered public accounting firm shall be pre-approved by the Audit


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Committee. The Company's independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the estimated fees for such services. Pre-approval of audit and permitted non-audit services may be given by the Audit Committee at any time up to one year before the commencement of such services by the Company's independent registered public accounting firm. Pre-approval must be detailed as to the particular services to be provided. Pre-approval may be given for a category of services, provided that
(i) the category is narrow enough and detailed enough that management of the Company will not be called upon to make a judgment as to whether a particular proposed service by the Company's independent registered public accounting firm fits within such pre-approved category of services and (ii) the Audit Committee also establishes a limit on the fees for such pre-approved category of services.

     During 2005, one hundred percent (100%) of the services provided by the Company's independent registered public accounting firm were pre-approved by the Audit Committee.

                          NO INCORPORATION BY REFERENCE

     In the Company's filings with the SEC, information is sometimes "incorporated by reference". This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Report of the Compensation Committee, the Performance Graph of this Proxy Statement and the Report of Audit Committee specifically are not incorporated by reference into any other filings with the SEC.

     This Proxy Statement is sent to you as part of the proxy materials for the 2006 Annual Meeting of Stockholders. You may not consider this Proxy Statement as material for soliciting the purchase or sale of the Company's Common Stock.

                    SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

     The Board will give appropriate attention to written communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee will, with the assistance of our Corporate Secretary, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

     Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of Audit Committee, c/o the Corporate Secretary, MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.


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

                              STOCKHOLDER PROPOSALS

     In order for the Company to consider stockholder proposals for inclusion in the proxy material for the Annual Meeting to be held in 2007, the Company must receive them on or before December 20, 2006. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.

     Under the Company's Bylaws, stockholders who wish to make a proposal at the Annual Meeting to be held in 2007, other than one that will be included in the proxy materials, must notify the Company no earlier than February 16, 2007 and no later than March 19, 2007. If a stockholder who wishes to present a proposal fails to notify the Company by March 19, 2007, any proxy that management solicits for the Annual Meeting in 2007 will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 23, 2005 and February 13, 2006, we issued an aggregate of 825.5 shares of our Series C Preferred Stock and warrants to purchase 7,861,900 shares of our common stock in a private placement to institutional investors.

     SCO Capital Partners LLC acquired a total of 300 shares of our Series C Preferred Stock and warrants to purchase 2,857,142 shares of our common stock for an aggregate purchase price of $3,000,000, and Beach Capital LLC acquired a total of 50 shares of our Series C Preferred Stock and warrants to purchase 47,620 shares of our common stock for an aggregate purchase price of $500,000. Mr. Stephen S. Rouhandeh is the sole member of SCO Capital Partners LLC and the managing member of Beach Capital LLC, and as such has sole dispositive and voting power with respect to the shares owned by SCO Capital Partners LLC and Beach Capital LLC. The Series C Preferred Stock and warrants beneficially owned by Mr. Rouhandeh are convertible and exercisable into approximately 87.75% of our common stock. In addition, for so long as 20% of the Series C Preferred Stock issued in the private placement remains outstanding, SCO Capital Partners LLC has the right to designate two members to our board of directors. On December 28, 2005, SCO Capital Partners LLC informed us that the initial SCO director designees were Jeffrey B. Davis and Howard S. Fischer, and our board of directors appointed them to our board on December 29, 2005.

     Mr. Rouhandeh is also the Chairman of SCO Securities LLC, which acted as the placement agent in connection with the private placement and which acts as a financial advisor to us for a monthly fee of $12,500. In exchange for its services as placement agent, SCO Securities LLC received a fee equal to 7% of the gross proceeds, or $577,850, and six-year warrants to purchase 786,189 shares of our common stock at an exercise price of $1.05 per share. SCO Securities LLC assigned its warrants to the following four persons in the amounts listed: (i) warrants to purchase 471,713 shares of common stock to SCO Capital Partners LLC; (ii) warrants to purchase 157,238 shares of common stock to Lake End Capital LLC, (iii) warrants to purchase 78,619 shares of common stock to Mark Alvino and (iv) warrants to purchase 78,619 shares of common stock to Howard Fischer. We also paid SCO Securities LLC $82,550 for out-of-pocket expenses incurred in connection with the transaction.

     Mr. Jeffrey Davis, who was elected to our Board of Directors on December 29, 2005 as the designee of SCO Capital Partners LLC, is the managing member of


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

Lake End Capital LLC, an entity which purchased 50 shares of our Series C Preferred Stock and warrants to purchase 476,190 shares of our common stock for an aggregate purchase price of $500,000. As noted above, Lake End Capital LLC also received warrants to purchase an additional 157,238 shares of our common stock as a designee of SCO Securities LLC, the placement agent in our recent private placement. Mr. Davis is the President of SCO Securities LLC. Subject to conversion and exercise restrictions on the securities held by Lake End Capital LLC as described in Item 12 of this Annual Report on Form 10-K, the Series C Preferred Stock and warrants beneficially owned by Mr. Davis are convertible and exercisable into 4.95% of our common stock.

     Mr. Howard S. Fischer, who was elected to our Board of Directors on December 29, 2005 as the designee of SCO Capital Partners LLC, is a Managing Director of SCO Securities LLC. As noted above, Mr. Fischer received warrants to purchase 78,619 shares of our common stock as a designee of SCO Securities LLC. Subject to conversion and exercise restrictions on the warrants held by Mr. Fischer, the warrants beneficially owned by Mr. Fischer are exercisable for 4.95% of our common stock.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company as of December 31, 2005 and 2004 and each year in the three-year period ended December 31, 2005 are contained in the Company's Annual Report on Form 10-K.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during 2005 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with.

            DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

     We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, we will deliver only one copy of our annual report to stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, without exhibits, and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience for our shareholders and saves money by reducing the number of duplicate documents. Stockholders who participate in householding will continue to receive separate proxy cards.

     If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and Proxy Statement and wish to receive only a single copy of the Annual Report and Proxy Statement, please contact ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or call toll-free (800) 542-1061. If you participate in householding and wish to receive additional copies of the current Annual Report and Proxy


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

Statement, or if you wish to revoke your consent and receive separate copies of future Annual Reports and Proxy Statements, please contact ADP as described above.


                                  MISCELLANEOUS

     Management does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, EXCLUSIVE OF EXHIBITS, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MACROCHEM CORPORATION, 110 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02421, ATTENTION: DIRECTOR, INVESTOR RELATIONS.

                                             By Order of the Board of Directors,


Lexington, Massachusetts                     Glenn E. Deegan, Esq.
April 19, 2005                               VICE PRESIDENT, GENERAL COUNSEL AND
                                             SECRETARY


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

MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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